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                         [INSURANCE AUTO AUCTIONS LOGO]


AT THE COMPANY:                           AT ASHTON PARTNERS:
Scott Pettit                              Chris Kettmann
Chief Financial Officer                   General Inquiries
708-492-7040                              312-553-6716
www.iaai.com




            INSURANCE AUTO AUCTIONS SIGNS DEFINITIVE MERGER AGREEMENT
                        TO BE ACQUIRED BY KELSO & COMPANY

                STOCKHOLDERS TO RECEIVE $28.25 PER SHARE IN CASH

WESTCHESTER, ILL., FEBRUARY 23, 2005 -- INSURANCE AUTO AUCTIONS, INC. (NASDAQ:
IAAI) today announced the signing of a definitive merger agreement to be acquired by affiliates of Kelso & Company, a New York based private equity investment firm.

IAA entered into the merger agreement following the unanimous recommendation of the members of IAA's Board of Directors. ValueAct Capital, IAA's largest shareholder, has agreed to vote approximately 29.7% of the outstanding shares in support of the transaction. Under the terms of the agreement, IAA's stockholders will receive $28.25 per share in cash upon the closing of the merger, a 26.1 percent premium to yesterday's close and a 40 percent premium to the average close of the past six months. The aggregate value of the merger transaction is approximately $385 million. William Blair & Company, L.L.C. acted as IAA's financial advisor in connection with the proposed transaction.

Michael B. Goldberg, Managing Director of Kelso & Company, said, "We look forward to our partnership with IAA and its management team, which will continue to be led by CEO, Tom O'Brien. Our firm is committed to providing the resources necessary for IAA to drive improved automotive salvage services for its customers and suppliers and expand into new geographic markets."

Tom O'Brien, CEO of IAA, stated, "We are extremely pleased to enter into this merger agreement with Kelso & Company and believe that the transaction brings significant value to our stockholders. It enables us to continue maintaining our focus on improving our products and customer service as well as generating higher returns for our customers."

The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including stockholder approval and the completion of financing. Stockholder approval will be solicited by IAA by means of a proxy statement, which will be mailed to IAA stockholders upon the completion of the required Securities and Exchange Commission filing and review process. The parties currently anticipate consummating the transaction in the second quarter of 2005. The equity financing


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necessary for the transaction has been committed by Kelso & Company, which manages a $2.1 billion private equity fund, and certain members of IAA management. Kelso & Company has also received debt financing commitments for the transaction.

Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 78 sites across the United States.

Kelso & Company is a private equity firm located in New York City.

The proxy statement that IAA plans to file with the Securities and Exchange Commission and mail to its stockholders will contain information about IAA, Kelso & Company, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from IAA in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about IAA, without charge, at the Securities and Exchange Commission's web site (http://www.sec.gov/). Stockholders may also obtain copies of these documents without charge by requesting them in writing from Insurance Auto Auctions, Inc., Attn: Secretary, Two Westbrook Corporate Center, Suite 500, Westchester, Illinois, 60154, or by telephone at (708) 492-7000.

IAA and its executive officers and directors may be deemed to be participants in the solicitation of proxies from IAA's stockholders with respect to the proposed merger. Information regarding any interests that IAA's executive officers and directors may have in the transaction will be set forth in the proxy statement.


SAFE HARBOR STATEMENT

This Report contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. The Company's actual results could differ materially from those discussed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's annual report on Form 10-K for the fiscal year ended December 28, 2003 and subsequent quarterly reports. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to publish, update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

 Additional information about Insurance Auto Auctions, Inc. is available on the
                         World Wide Web at WWW.IAAI.COM

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